UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LANGUAGE ENTERPRISES CORP.
(Name of small business issuer in its charter)

NEVADA	8999
(State or jurisdiction of	(Primary Standard Industrial
incorporation or organization	Classification Code Number)

13747 57A Avenue
Surrey, BC, Canada
V3X 2V6
604-375-7313 tel
866-878-7187 fax
(Address and telephone number of principal executive offices)

Inc. Plan of Nevada
613 Saddle Rider Court
Henderson, Nevada, 89015
800-462-4633
(Name, address and telephone number of agent for service)

Copies of all communications to:
Penelope O. Green, Barrister & Solicitor
Bacchus Law Group
1511 West 40th Avenue
Vancouver, BC, Canada
V6M 1V7
604-408-5177 fax

Approximate date of proposed sale to the public: as soon as practicable after the effective date of the Registration Statement.

If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement
number of the earlier effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act,

check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following
box. [   ]

CALCULATION OF REGISTRATION FEE

	PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF EACH CLASS OF	AMOUNT TO BE	OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF
SECURITIES TO BE REGISTERED	REGISTERED	SHARE (1)	PRICE	REGISTRATION FEE

Common stock, $0.001 par value per share	1,663,500	$0.10	$166,350	$17.80

(1) The offering price per share for the selling stockholder was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
 Subject to Completion

LANGUAGE ENTERPRISES CORP.
UP TO 1,663,500 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 1,663,500 shares of our common stock by the stockholders referred to throughout this prospectus as “selling stockholders”. Jonathan Moore, president, treasurer and director, and Naomi Moore, secretary and director, are each selling 130,000 shares under this Prospectus.

Our common stock is presently not traded on any market or securities exchange.

NVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 5

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We intend to apply to participate in the Over-The-Counter Bulletin Board electronic quotation service maintained by the National Association of Securities Dealers, Inc. The selling stockholders will sell the shares offered pursuant to this prospectus at $0.10 per share until our shares are quoted on the Over-The-Counter Bulletin Board, and thereafter, the selling stockholders will sell those shares at prevailing market prices or privately negotiated prices.

The selling stockholders will receive all of the proceeds from the sales made under this prospectus. Accordingly, we will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ______________

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus but does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our financial statements and related notes, elsewhere in this prospectus and the matters discussed in “Risk Factors” beginning on page 6.

BUSINESS SUMMARY

We were incorporated on October 25, 2005 under the laws of the state of Nevada. We are in the business of brokering the translation of documents and records. We act as an intermediary between clients and the independent, professional translators located throughout the world with whom we are associated. While we maintain an internet presence at www.languageenterprisescorp.com, we are not an internet-based translation service. Clients engage us to source professional translations of their documents and we, in turn, engage an appropriate translator that is acceptable to the client. Our focus is translations from French, Chinese, Russian, Spanish, Portuguese, and German into English, though we are able to source translations to and from of a number of other languages.

Our offices are located at 13747 57A Avenue, Surrey, BC, Canada, V3X 2V6. Our telephone number is 604-375-7313 and our fax number is 866-878-7187.

Our website is www.languageenterprisescorp.com. Information contained at our website is not part of this prospectus.

THE OFFERING

Securities Being Offered: Up to 1,663,500 shares of common stock by the selling stockholders identified herein.

Offering Price: The offering price is $0.10 per share. We intend to apply for a listing of our common stock on the Over-The-Counter Bulletin Board upon our becoming a reporting company under the Securities Exchange Act of 1934. If, as a result, a trading market for our stock commences, the actual price of sale will be determined by market factors.

Terms of the Offering: Subject to compliance with applicable securities laws, the selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Securities Issued: There are 4,003,500 shares of our common stock issued and outstanding as of the date of this prospectus.

Use of Proceeds: We will not receive any proceeds from the sale of the common stock by the selling stockholders.

SUMMARY SELECTED FINANCIAL INFORMATION

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the period from October 25, 2005 (date of inception) to July 31, 2006 including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis" in this prospectus.

From October 25, 2005
(Date of Inception) to
July 31, 2006

Revenue	$ nil
Expenses	$36,610

Net Loss for the Period	$ (0.02)
Basic Loss Per Share	$ 0.02

As at
July 31, 2006

Cash	$ 67,581
Total Assets	$ 69,299
Accumulated Deficit	$ (36,610)
Total Stockholders' Equity	$ 65,732

We were incorporated on October 25, 2005 and we have not completed a full fiscal year.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks described below and elsewhere in this prospectus and the information under “Forward-Looking Statements,” together with any added, updated or changed information included in applicable prospectus supplements before you decide to buy the securities. You should understand that it is not possible to predict or identify all factors that could cause our actual results to differ. Consequently, you should not consider any list of factors to be a complete set of all potential risks or uncertainties. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In that case, the value of the securities could fall and you may lose all or part of the money you paid to buy the securities.

When we refer to "us", "we", "our" or Language Enterprises throughout this Prospectus and Registration Statement we are referring to Language Enterprises Corp.

WE HAVE AN OPERATING DEFICIT AND HAVE INCURRED LOSSES SINCE INCEPTION.

To date, we have not had profitable operations. We generated a net loss of $36,610 from inception to July 31, 2006, and had an accumulated deficit of $36,610 as of July 31, 2006. In order to become profitable and sustain profitability, we will need to generate revenues to offset our cost of revenues and general and administrative expenses. We may never be able to achieve or sustain our revenue or profit goals.

WE HAVE ONLY A LIMITED OPERATING HISTORY AND THEREFORE FACE A HIGH RISK OF BUSINESS FAILURE AND THIS COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT.

Your evaluation of our business will be difficult because we have a limited operating history. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations; and our need to manage expanding operations. Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

WE FACE COMPETITION FROM EXISTING AND POTENTIAL COMPETITORS WHICH COULD ADVERSELY AFFECT OUR BUSINESS

We face competition in the industry. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources. Many of our competitors and potential competitors have greater name recognition and more extensive marketing and customer bases that could be leveraged, for example, to position themselves as being more experienced, and having greater expertise. To compete, we may be forced to offer lower prices, increase our marketing budget, and narrow our marketing focus, resulting in reduced revenues, if any.

THE LOSS OF OUR KEY PERSONS, OR OUR FAILURE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

Our success depends largely upon the efforts, abilities, and decision-making of our officers, Jonathan Moore, president and treasurer, and Naomi Moore, secretary. The loss of either or both of these individuals would have an adverse effect on our operations. We do not currently maintain "key-man" life insurance and there is no contract in place assuring the services of Jonathan and Naomi Moore for any length of time. In addition, our success depends on the efforts and abilities of the professional translators we engage and the availability of these translators. If we are unable to engage new translators and renew and maintain existing relationships, this will have an adverse effect on our operations. In the event that we should lose Jonathan Moore and Naomi Moore and we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

OUR COMMON STOCK HAS NO PUBLIC MARKET AND OUR SHARE PRICE MAY DECLINE AFTER THIS OFFERING.

There is currently no public market for our common stock. We cannot assure you that the public market for our common stock will develop after this offering. If an active market for our common stock does not develop, the liquidity of your investment may be limited, and the price of our common stock may decline below what you paid for it.

TWO STOCKHOLDERS OWN A MAJORITY OF OUR COMMON STOCK AND MAY ACT, OR PREVENT CERTAIN TYPES OF CORPORATE ACTIONS, TO THE DETRIMENT OF OTHER STOCKHOLDERS. Jonathan Moore and Naomi Moore each own 1,300,000 common shares, which combined is approximately 65% of our issued and outstanding common stock. After the offering, if they sell all of their shares, they will each own 1,170,000 common shares or 58% of our issued and outstanding common shares. Accordingly, they may exercise significant influence over all matters requiring stockholder approval, including the election of a majority of the directors and the determination of significant corporate actions. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders.

IF WE ARE UNSUCCESSFUL AT SURMOUNTING DIFFICULTIES NORMALLY FACED BY NEW ENTERPRISES, OUR BUSINESS COULD FAIL, LEADING TO A LOSS BY OUR INVESTORS OF THEIR INVESTMENT CAPITAL.

As noted in our financial statements that are included with this prospectus, we are a development stage company. Potential investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the areas in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, unanticipated problems relating to the development of our brokerage service, marketing and competition, and additional costs and expenses that may exceed current estimates. There is limited history upon which to base any assumption as to the likelihood that we will prove successful, and there can be no assurance that we will generate any significant operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely not be successful to the point that investors will receive a return on their investments.

BECAUSE WE HAVE ONLY RECENTLY COMMENCED BUSINESS OPERATIONS, WE EXPECT TO INCUR OPERATING LOSSES FOR THE FORESEEABLE FUTURE.

We have never earned revenues and we have never been profitable. Prior to completion of our development stage, we anticipate that we will incur increased operating expenses while realizing limited or no revenues. Therefore we expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our business development, we will not be able to achieve profitability or continue operations.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

IF WE ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE THIS MAY RESULT IN DILUTION TO OUR EXISTING STOCKHOLDERS.

Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the articles of incorporation. Our board of directors may choose to issue some or all of such shares to provide additional financing in the future. The issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. It will also cause a reduction in the proportionate ownership and voting power of all other stockholders.

IF OUR ESTIMATES RELATED TO EXPENDITURES ARE ERRONEOUS, OUR BUSINESS MAY FAIL.

Our success is in part dependent upon the accuracy of our management's estimates of expenditures. If such estimates are erroneous or inaccurate we may incur unexpected and/or unnecessary costs that could result in the failure of our business and an investor losing their entire investment. Specifically, our office overhead and marketing budgets for the upcoming year are modest. If unanticipated exigencies significantly increase these budgets, we may be unable to finance operations and our business will fail.

WE ARE A START-UP BUSINESS WITH A SMALL CLIENT BASE AND, IF WE DO NOT EXPAND OUT CUSTOMER BASE, OUR BUSINESS WILL LIKELY FAIL.

We are a start-up business with a small client base. In order to become profitable, we will have to develop a substantial client base and generate sufficient revenues to cover our expenses and eventually become profitable. We may not be successful at attracting clients. If we are unsuccessful at generating revenues from clients, our business will likely fail and you may lose some or all of your investment.

WE WILL INCUR INCREASED COSTS AS A RESULT OF BEING A PUBLIC COMPANY.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

WE HAVE NEVER PAID DIVIDENDS AND DO NOT INTEND TO PAY ANY IN THE FORESEEABLE FUTURE, WHICH MAY DELAY OR PREVENT RECOVERY OF YOUR INVESTMENT.

We have never paid any cash dividends and currently do not intend to pay any dividends in the foreseeable future. If we do not pay dividends, this may delay or prevent recovery of your investment. To the extent that we require additional funding currently not provided for in our financing plan, it is possible that our funding sources might prohibit the payment of dividends.

WE RELY ON THIRD PARTIES TO PROVIDE TRANSLATION SERVICES. OUR BUSINESS WILL BE ADVERSELY AFFECTED TO THE EXTENT THESE THIRD PARTIES DO NOT PROVIDE AN EFFECTIVE SERVICE OR ARE UNABLE TO PROVIDE THE SERVICE ON TERMS ACCEPTABLE TO US.

We act as an intermediary between clients and third party translators who are independent of us. We depend on the quality, timeliness, availability, and competitive pricing of these translators. While we believe the translators will consistently produce and deliver high-quality professional translations, there can be no assurance that they will. Nor is it certain that translation services will available to us in the future, and if available, will be available on financial terms that are acceptable to us and to our clients. Any such quality problems, unavailability of translators or increased costs could have a material adverse effect on our business.

FORWARD-LOOKING STATEMENTS

This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate, "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, (1) risks pertaining to implementation of our business plan; (2) competitive pressures in the translation business; (3) acceptance of our services by customers; (4) costs; (5) availability of suitable translators; (6) general economic and business conditions; and (7) other factors over which we have little or no control. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements set forth above. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being offered by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders. For information about the selling stockholders, refer to the “SELLING STOCKHOLDERS” section of this prospectus.

DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of our common stock was determined arbitrarily based on the last sale price from our most recent private placement of common stock. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply for a listing of our common stock on the OTC Bulletin Board at the time this registration statement becomes effective. The selling stockholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders from this offering by the selling stockholders.

MARKET FOR COMMON EQUITY

Public Market and Reports to Security Holders

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 100 F Street NE,, Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that website is http://www.sec.gov.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. Of our 4,003,500 shares outstanding, none could currently be sold pursuant to Rule 144 pursuant to the Securities Act of 1933. We have agreed to register 1,663,500 of our issued and outstanding shares pursuant to a registration statement of which this prospectus forms a part. The approximate number of holders of record of shares of our common stock is 40.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Equity Compensation Plan Information.

We have no equity compensation plans.

Penny Stock Regulation.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission which contains the following:

  a description of the nature and significance of risk in the market for penny stocks in both public offerings and secondary trading;
  a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
  a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
  a toll-free telephone number for inquiries on disciplinary actions;
  definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
  such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

  the bid and offer quotations for the penny stock;
  the compensation of the broker-dealer and its salesperson in the transaction;
  the number of shares to which such bid and ask prices apply, or other comparable information relating to the size and liquidity of the market for such stock; and
  monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

SELLING STOCKHOLDERS

The following section presents information regarding our selling stockholders. The selling stockholder table and the notes thereto describe each selling stockholder, their relationship to us, and the number of securities being sold.

The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Private Placements to Selling Stockholders

Our initial issuance was a private placement of 2,600,000 shares of our common stock to the company’s two founders, Jonathan and Naomi Moore, on January 26, 2006. The shares were issued at a price of $0.01 per share for total cash proceeds of $26,000.

We completed a private placement of 1,200,000 shares of our common stock on March 21, 2006. These shares were issued at a price of $0.02 per share for total cash proceeds of $24,000 from the offering. On May 19, 2006 we completed a private placement of 203,500 shares at a price of $0.10 per share for total cash proceeds of $20,350.

All of our private placements were conducted pursuant to Regulation S of the 1933 Act. Each purchaser under our private placements represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to these Regulation S offerings.

Selling Stockholder Table

The following table provides as of September 7, 2006 information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

1. the number of shares owned by each prior to this offering;

2. the total number of shares that are to be offered by each;

3. the total number of shares that will be owned by each upon completion of the offering; and

4. the percentage owned by each upon completion of the offering.

		Total Shares	Total Shares	Percent
	Total Shares	To Be Offered	To Be Owned	Owned Upon
	Owned Prior	For Selling	Upon	Completion
Name of	To This	Stockholder’s	Completion Of	Of This
Selling Stockholder	Offering	Account	This Offering (1)	Offering (1)

Robin Braun	200,000	200,000	0	0

Rob Wilson	200,000	200,000	0	0

Kathleen Gaitt	150,000	150,000	0	0

Gareth Moore	150,000	150,000	0	0

Adrian Moore	125,000	125,000	0	0

Ted Akune	75,000	75,000	0	0

Ronald Knelsen	62,500	62,500	0	0

Kate Sellers	62,500	62,500	0	0

Rick Maksymiw	50,000	50,000	0	0

Vanessa McCall	50,000	50,000	0	0

Rod Needham	25,000	25,000	0	0

Dean Hamaura	25,000	25,000	0	0

Geoffrey Phillips	25,000	25,000	0	0

Jennie Akune	40,000	40,000	0	0

Mark Schurch	20,000	20,000	0	0

Lance Barrett	20,000	20,000	0	0

Raelene Lund	20,000	20,000	0	0

Richard Bailey	15,000	15,000	0	0

Kim Phillips	15,000	15,000	0	0

Marc Fryer	10,000	10,000	0	0

Sylvie Trueman	10,000	10,000	0	0

Owen Kelly	10,000	10,000	0	0

Willow Yamauchi	7,500	7,500	0	0

Wendy Akune	7,500	7,500	0	0

Laura Downey	5,000	5,000	0	0

Glenn Kerr	5,000	5,000	0	0

Jodi Carlow	2,500	2,500	0	0

Jackie Lunot	2,500	2,500	0	0

Kathy Ramsay	2,500	2,500	0	0

Lisa Gurevitch	1,500	1,500	0	0

Mark Wilson	1,500	1,500	0	0

Richard Faber	1,500	1,500	0	0

Tracey Bodin	1,500	1,500	0	0

Heather Janzen	1,000	1,000	0	0

Corey Malanchuk	1,000	1,000	0	0

Hieu Tran	1,000	1,000	0	0

Jarett Saxton	1,000	1,000	0	0

Mike Vandenberg	1,000	1,000	0	0

Jonathan Moore	1,300,000	130,000	1,170,000	32%

Naomi Moore	1,300,000	130,000	1,170,000	32%

(1) Assumes all offered shares will be sold.

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

To our knowledge, other than Jonathan Moore (who is our president, treasurer and a director) and Naomi Moore (who is our secretary and a director) none of the selling stockholders has had a material relationship with us other than as a stockholder as noted above at any time since our inception or has ever been an officer or director of ours. Jonathan Moore and Naomi Moore are married.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

PLAN OF DISTRIBUTION

Selling stockholders will offer their shares at the designated price ($0.10) until their shares are quoted on the Over-the-Counter (OTC) Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We intend to apply to the NASD to have the price of our shares quoted on its Over the Counter (OTC) Bulletin Board electronic quotation service. Our common stock is not currently listed on any national exchange or electronic quotation system. Once a market develops, we will file a post-effective amendment to revise the cover page and plan of distribution to indicate that our shares are quoted on the Over the Counter (OTC) Bulletin Board quotation service and thereafter sales may be made at prevailing market prices or a privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
  an exchange distribution in accordance with the rules of the applicable exchange;
  privately negotiated transactions;
  a combination of any such methods of sale; and
  any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers, directors, and key employees are:

NAME	AGE	POSITION

Jonathan Moore	36	Director, President, Treasurer

Naomi Moore	31	Director, Secretary

Michael Heithaus	32	Director

Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

Jonathan Moore, President, Treasurer and Director, holds a Bachelor of Education degree from the University of Victoria and is currently completing graduate studies in education at Simon Fraser University. Mr. Moore has been a director since October 25, 2005. Since 2000, Mr. Moore has been a teacher with the Surrey School District in British Columbia, Canada.

Naomi Moore, Secretary and Director, Naomi Moore, Secretary and Director, holds a Bachelor of Arts degree in Geography and an Education degree from Simon Fraser University. She also completed the Co-operative Education Program in Geography and Earth Sciences and a certificate in Liberal Arts. Mrs. Moore has worked for various governmental agencies which include, in 1996 the Canadian Department of Fisheries and Oceans in Nanaimo, B.C., in 1997 Environment Canada in Hull, Quebec and in 1997 the Ministry

of Forests in Lillooet, British Columbia. Mrs. Moore has been a director since October 25, 2005. Mrs. Moore has been a teacher with the Surrey School District since 2002 and was a teacher with the Coquitlam School District from 2000 to 2002.

Jonathan Moore and Naomi Moore are married.

Micheal Heithaus, PhD, Director, holds a Bachelor’s degree in biology from Oberlin College where he graduated Phi Beta Kappa with highest honors. He completed his PhD at Simon Fraser University in 2001. Dr. Heithaus’ education was supported by a NSF Doctoral Research Fellowship, and numerous other grant sources, including the National Geographic Expeditions Council. He has published more than 30 scientific papers. After completing his PhD, he moved to Sarasota, Florida, where during 2001 and 2002 he completed a one-year postdoctoral position and spent one year as a staff scientist at Mote Marine Laboratory’s Center for Shark Research. Since 2003, Dr. Heithaus is an Assistant Professor of Marine Biology at Florida International University. Dr. Heithaus has been a director since June 30, 2006.

None of our directors have held directorships in other reporting issuers.

Term of office

Our Directors are appointed for a one year term to hold office until the next annual general meeting of our shareholders or and until his/her successor shall have been elected and qualified until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until the next annual meeting of the Board of Directors and until his/her successor shall have been duly elected and qualified or until removed in accordance with our bylaws.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining Jonathan Moore, Naomi Moore or Michael Heithaus from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting him of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony.

Committees of the Board of Directors

We presently do not have an audit committee, compensation committee, nominating committee, executive committee, stock plan committee or any other committees.

Audit Committee Financial Expert

Our board of directors carries out the duties of the audit committee. We have no financial expert on our Board of Directors. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Employees and Contractors

We have no significant employees other than Jonathan Moore and Naomi Moore, our officers. Our translators are associated with us pursuant to translation services agreements, which provide that as and when clients engage us to procure a translation, we may contact them with a proposal. Price, timing and other material terms of individual engagements are negotiated on a case-by-case basis.

EXECUTIVE COMPENSATION

None of our executives have received any compensation since our inception.

The fair value of management services provided by Jonathan Moore and Naomi Moore has been estimated at $1,500 per month each, for a total of $27,000 from inception to July 31, 2006. This amount has been charged to operations and credited to additional paid in capital during the period.

Our Directors currently do not receive compensation. We do not have any stock option plans at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides certain information as to our officers and directors individually and as a group, and the holders of more than 5% of our common stock, as of January 17, 2006. The person named in the table has sole voting and investing power with respect to all shares of stock owned by him (including the right to acquire within 60 days).

AMOUNT OF BENEFICIAL OWNERSHIP

NAME AND ADDRESS OF	SHARES OF	PERCENT
BENEFICIAL OWNER	COMMON STOCK	OF CLASS

Jonathan Moore President, Secretary, Director 13747 57A Avenue Surrey, BC, V3X 2V6 Canada	1,300,000	32%

Naomi Moore Secretary, Director 13747 57A Avenue Surrey, BC, V3X 2V6 Canada	1,300,000	32%

Dr. Michael Heithaus Director 7871 North Silverado Circle Davie, Florida, 33024 USA	0	0%

All officers and directors as a group (3 persons)	2,600,000	65%

The percent of class is based on 4,003,500 of common stock issued and outstanding as at September 7, 2006.

DESCRIPTION OF SECURITIES

General

We are authorized to issue of up to 100,000,000 shares of common stock, $0.001 par value per share. The following summary does not purport to be complete. As of September 7, 2006, there were 4,003,500 shares of our common stock issued and outstanding. The board of directors may issue additional shares of common stock without the consent of the common stockholders.

Voting Rights

Each outstanding share of common stock is entitled to one vote. The common stockholders do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose.

No Preemptive Rights

Holders of common stock are not entitled to any preemptive rights.

Dividends and Distributions

Holders of common stock are entitled to receive such dividends as may be declared by the directors out of funds legally available for dividends and to share pro rata in any distributions to holders of common stock upon liquidation or otherwise. However, we have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

Transfer Agent

We have appointed, as our transfer agent, OTR, Inc., 1000 SW Broadway, Suite 920, Portland, OR, USA, 97205, Tel +1-503-225-0375 Fax +1-503-273-9168

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or our subsidiary. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and in the registration statement have been audited by Morgan & Company of Vancouver, British Columbia, to the extent and for the period set forth in their report appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified by our by-laws to the fullest extent not prohibited by Nevada law, provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers. Our by-laws provide that we are not required to indemnify a director or officer in connection with a proceeding initiated by such person unless (1) required by law, (2) the proceeding was authorized by our board of directors, (3) the indemnification is provided pursuant to the powers vested in us by Nevada law, or (4) such indemnification is required to be given pursuant to the by-laws. Our by-laws further provide that we may advance funds to an indemnified officer or director to assist with his or her defence, except where a determination is made by a quorum of disinterested directors or independent legal counsel that the indemnified person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

Nevada Revised Statutes Section 78.7502 allows for the indemnification of all officers, directors, employees, stockholders, or agents of a corporation for all actions that they take on behalf of the corporation that they had reasonable cause to believe was legal. This indemnification can include any civil, criminal and administrative action. Indemnification of a director or officer whose acts or omissions involved intentional misconduct, fraud or a knowing violation of law is prohibited.

WE HAVE BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT, AND IS, THEREFORE, UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF THE BUSINESS

Summary

We were incorporated on October 25, 2005 under the laws of the state of Nevada. We aspire to be a leading translation broker. We act as an intermediary between clients and the independent, professional translators located throughout the world with whom we are associated. While we maintain an internet presence at www.languageenterprisescorp.com, we are not an internet-based translation service. Clients engage us to source professional translations of their documents and we, in turn, engage an appropriate translator that is acceptable to the client. Our focus is translations between the world’s main commercial and scientific languages. Public companies operating in the resource sectors of oil & gas and mining often require professional independent translations of technical and other documents. We market our services to these potential clients in particular.

Business Development

Language Enterprises Corp. was initially conceived by the Company’s founders, Jonathan Moore and Naomi Moore, in spring, 2005. During the spring and summer of 2005 they conducted research into the translation business. They perceived a demand for technical translation services related to increased investment in mineral and oil and gas exploration globally. On October 25, 2005 they incorporated Language Enterprises Corp. Jonathan Moore and Naomi Moore are currently the Company’s only employees.

Our management believes that many of the companies engaged in natural resource exploration are public companies or in the process of going public. These companies are subject to significant regulation. They are normally required to publish audited annual financial statements and comply with ongoing continuous disclosure and regulatory filing requirements. In English-speaking countries, regulations typically provide that much of this disclosure must be made in English. For example, Regulation S-T Rule 306 under the Securities Act of 1933 and Exchange Act of 1934, which governs the treatment of foreign language documents being filed electronically with the Securities and Exchange Commission, currently prohibits the filing of foreign language documents in electronic format. It also requires the electronic submission of a fair and accurate English translation of any document, required as an exhibit or attachment to a filing that is in a foreign language (see http://sec.gov/rules/final/33-8099.htm#treatment). Under this Rule, filers may file English language summaries of minor documents, but for significant documents, an English translation of the complete document must be filed. Regulatory regimes in other countries have similar requirements. It is our view that these regulatory requirements represent a business opportunity for Language Enterprises Corp.

Our first step after incorporation was to engage appropriate translators. From January, 2006 until March, 2006 we engaged approximately 50 translators under our standard form engagement agreement. Our focus was on engaging translators able to translate the world’s main commercial and scientific languages (such as French, Chinese, Russian, Spanish, Portuguese, and German) into English, however we are able to source the translation of a number of other languages. Many of our translators have technical backgrounds in oil & gas and mining. The agreements with our translators are mutually non-exclusive, in that we may contact multiple translators about a particular job and the translators themselves are free to work for other clients without restriction. The agreement provides that as and when we are requested to procure a translation, we may contact the translator with a proposal. Price, timing and other material terms of individual jobs are to be negotiated on a case-by-case basis. The agreements explicitly restrict circumvention of Language Enterprises Corp. by the translator and impose enhanced confidentiality obligations which are in addition to the confidentiality obligations already imposed by the professional translators’ organizations. All of our translators have represented to us that they are members of a recognized professional translators’ association.

Each of our translators has entered into our standard form engagement agreement which contains the following key terms:

-	We may post a summary of the translator’s background on our website to demonstrate to clients the range of skills available through us.

-

As and when clients engage us to procure a translation that suits a particular translator’s skills, we may contact that translator with a proposal. Price, timing and other material terms of individual jobs are to be negotiated on a case-by-case basis.

-	The translator agrees to not circumvent us.

-

The translator’s work is to be reviewed at agreed milestone dates. If a deadline is unworkable, the translator must renegotiate the deadline as soon as this becomes apparent. Failure to renegotiate a reasonable deadline in advance permits us to terminate a contract.

-

Negotiated fees are to include the cost of materials and supplies necessary for completion of the project. It is the translator’s responsibility to renegotiate the fee with us before incurring any costs in addition to this maximum. Translators are to keep a timesheet, noting translation time and the days on which the work was done. The translator is responsible for the cost of delivering work to us by courier, unless otherwise agreed upon. If a translator is more than 24 hours late meeting a deadline without notifying us in advance, we can terminate the contract.

-	We reserve the right to revise the final translation.

-

The translator does not retain copyright of translated material. We retain the right to use, revise, adapt, or alter material as we choose. However, the translator is to be recognized as the translator of the material unless they choose to have their name removed.

-	The translator agrees to maintain the confidentiality of all communications and documents.

Our business model is to provide a one stop translation management service for clients. In other words, a client’s management is able to contact us regarding a translation and then we manage the translation job from start to finish. When a client contacts us regarding a particular translation, we prepare a work project proposal that we then circulate to the appropriate translator or translators. Under our model, the translators then reply to our proposal and, if they are available to work on the particular project, they agree to the project proposal or offer amended terms. We then add our fee to the price that has been agreed with the translator and forward a job proposal to the client.

We have conducted only preliminary client development to-date. This has been principally by word of mouth, relying on management’s connections with the business community in British Columbia. During April and May, 2006 we entered into agreements to provide translation services to two Vancouver-based natural resource issuers, Toro Resources Corp. and Magnus International Resources Inc. Toro currently operates in North America while Magnus operates in China. We have not yet realized any revenues from these relationships. Under our agreements with these companies, we have agreed to endeavour to respond to requests for detailed quotes within 72 hours. Each quote is to include a description of our translators’ qualifications, price, proposed milestones, deposit and payment terms, special costs relating to the specific project, and a proposal regarding style and content. The clients agree to not circumvent us and we agree to maintain the confidentiality of sensitive information.

Research and Development Activities

Other than time spent researching our proposed business we have not spent any funds on research and development activities to date. Research and development is not expected to be a significant ongoing expense of our business.

Environmental Laws

Our operations are not subject to any environmental laws.

Regulation

We do not require any government approvals in order to conduct our business. We will be subject to common securities, business, and tax rules and regulations. Governmental regulations do not, and are not expected to, materially impact our business. Our translators are regulated by their respective professional translators’ associations.

Employees

Our only employees are our president and treasurer, Jonathan Moore, and our secretary, Naomi Moore.

Status of any publicly announced new products

We have not publicly announced any new products.

Competition

The marketplace for translation services is large, diverse, and well-established. We compete against individual translators, translation businesses, and online (web-based) translators. Many translators and translation businesses have significant and established online presences which give them an advantage over us in marketing their services. For example, Vox Translations, All Translations, and Translation Services, USA all appear at or near the top of internet searches for translation services. These and many other companies claim to have in-house translators available to provide translation services on short notice. While having in-house translators is advantageous in that it can guarantee access to translators, in our view it is a potential disadvantage to the extent the translators represent an excessive ongoing overhead expense. Our business model is to avoid the overhead expense of maintaining an in-house staff, and instead utilize translators that we have a formal relationship with on an as-needed basis. We intend to focus on technical translation for the resource sectors of oil & gas and mining. We believe this concentration will enable us to provide a superior, specialized service to businesses in these industries.

We are not the only translation broker in the marketplace. www.translationbroker.com, for example, may represent significant competition.

DESCRIPTION OF PROPERTY

We do not lease or own any real property. We maintain our corporate office at 13747 57A Ave, Surrey, BC, Canada V3X 2V6. This office space is in the home of Jonathan Moore and Naomi Moore, the Company’s officers. It is currently sufficient. However, as our business operations grow, it will be necessary for us to seek appropriate outside office space. Management believes suitable office space will be available when it is needed.

The fair value of the office space provided by Jonathan and Naomi Moore has been estimated at $500 per month since inception. An amount of $4,500 for the office space has been charged to operations for the period from inception to July 31, 2006, with a credit to additional paid in capital.

MANAGEMENT DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

In addition to leveraging existing relationships management has with companies operating in the oil & gas and mining sectors, we are planning a targeted marketing campaign. We intend to conduct a printed material mailout and, in conjunction, a telephone and email marketing campaign. The target of that campaign will be companies in the oil & gas and mining sectors. We will also target the businesses that provide professional services to those companies, such as law firms, accounting firms and engineering businesses. These businesses are typically in direct or indirect contact with regulators and, we believe, significantly influence decisions by companies regarding translations. Also, they sometimes engage translators directly on behalf of their clients.

The marketing campaign will be conducted on a small scale initially. We intend to conduct follow-up telephone calls and emails not only to secure clients targeted by the initial mailout, but to survey the effectiveness of the marketing materials. Depending on the success of the initial marketing campaign and the results of our follow-up survey, we may expand the marketing campaign or modify our marketing strategy.

We also plan to register our website with various principal internet search engines such as Google, Yahoo, and MSN in order to increase our visibility on the internet using internet services such as Traffic Blazer. There is a cost associated with using these services (see our anticipated expenses, below).

We believe we have sufficient cash on hand to sustain our operations for the next 12 months. As of July 31, 2006 we had $67,581 in cash. Such funds will be sufficient to enable us to conduct our initial marketing campaign and administer and maintain operations. If we desire to grow our business more quickly than planned, or if we incur unanticipated expenses, we may need to raise additional capital. In our last fiscal year, we successfully raised initial funds through private placements of our common stock. In the future, we may conduct additional private placements should there be need for additional funds. There is no assurance that such private placements will be successful. If we require additional capital but we are unable to raise it through private placements or other means, Jonathan Moore, our president, treasurer and a director, has agreed to loan us $40,000 on an as-needed basis to fund operations and expenses, with terms of the loan to be determined at time of lending. Interest charged will not exceed the prevailing bank prime rate plus 2%.

We anticipate generating revenue from our business during the next 12 months but there can be no assurance that we will be successful in doing so.

As of July 31, 2006 we had $67,581 in cash. Our budget for the next 12 months is:

CATEGORY	BUDGETED AMOUNT

Marketing	$5,000
Legal	$8,000
Office and Administration	$10,000
Accounting	$8,000
Audit	$10,000
Transfer Agent	$2,500
Contingency/Miscellaneous	$5,000

Total	$48,500

Other than studying the effectiveness of our planned marketing campaign, we do not plan any product research and development during the next 12 months. We do not expect to purchase or sell plant or significant equipment. We do not expect significant changes in the number of our employees.

Off Balance Sheet Transactions

We have had no off balance sheet transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

With the exception of the transactions referenced below, none of the following parties has, since our date of incorporation, any material interest, direct or indirect, in any material transaction or proposed transaction with us:

1.	Any of our directors or officers;
2.	Any person proposed as a nominee for election as a director;
3.	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
4.	Any of our promoters;
5.	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Jonathan Moore, our president, treasurer and a director, has agreed to loan us $40,000 on an as-needed basis to fund operations and expenses, with terms of the loan to be determined at time of lending. Interest charged will not exceed the prevailing bank prime rate plus 2%. The Company’s initial issuance was a private placement to the company’s two founders, Jonathan and Naomi Moore, of 2,600,000 shares of our common stock (1,300,000 each), on January 26, 2006. The shares were issued at a price of $0.01 per share for total cash proceeds of $26,000.

These private placements were conducted pursuant to Regulation S of the 1933 Act. Each purchaser under our private placements represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to these Regulation S offerings.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

None.

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Directors of
Language Enterprises Corp.
(A Development Stage Company)

We have audited the accompanying balance sheet of Language Enterprises Corp. (a development stage company) as of July 31, 2006 and the related statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the period from inception, October 25, 2005 to July 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2006 and the results of its operations and its cash flows for the period ended July 31, 2006 in conformity with United States generally accepted accounting principles.

The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Vancouver, Canada	“Morgan & Company”
August 18, 2006	Chartered Accountants

Tel: (604) 687-5841	P.O. Box 10007 Pacific Centre
Fax: (604) 687-0075	Sute 1488 - 700 West Georgia Street
www.morgan-cas.com	Vancouver, B.C. V7Y 1A1

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

BALANCE SHEET

JULY 31, 2006
(Stated in U.S. Dollars)

ASSETS

Current
Cash	$67,581
Prepaid expenses	1,326
68,907

Office Equipment (Note 3)	392

$69,299

LIABILITIES

Current

Due to related party (Note 4)	$3,567

STOCKHOLDERS' EQUITY

Capital Stock (Note 5)

Authorized:

100,000,000 common shares with a par value of $0.001 per share

Issued and outstanding:

4,003,500 comon shares	4,004

Additional paid-in capital	97,846

492

Accumulated Other Comprehensive Income	(36,610)

Deficit Accumulated During The Development Stage	65,732

$69,299

The accompanying notes are an integral part of these financial statements

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

STATEMENT OF OPERATIONS

PERIOD FROM INCEPTION, OCTOBER 25, 2005, TO JULY 31, 2006
(Stated in U.S. Dollars)

$-
Revenue

Expenses
Amortization	12
Bank charges	179
Communications	812
Filing fees	426
Foreign exchange loss	18
Legal fees	844
Management services (Note 4)	27,000
Office expenses	279
Rent (Note 4)	4,500
Travel and Entertaining	521
Website development	2,019
36,610

Net Loss For The Period	$(36,610)

Basic And Diluted Loss Per Share	$(0.02)

Weighted Average Number Of Shares Outstanding	2,177,260

STATEMENT OF COMPREHENSIVE LOSS
(Stated in U.S. Dollars)

2006

Net Loss	$36,610

Other Comprehensive Income
Foreign currency translation adjustment	(492)

Comprehensive Loss	$36,118

The accompanying notes are an integral part of these financial statements

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

STATEMENT OF CASH FLOWS

PERIOD FROM INCEPTION, OCTOBER 25, 2005, TO JULY 31, 2006
(Stated in U.S. Dollars)

Cash Flows From Operating Activities
Net loss for the period	$(36,610)

Adjustments To Reconcile Net Loss To Net Cash Used In Development Activities
Amortization	12
Rent (Note 4)	4,500
Management services (Note 4)	27,000
Deposits for services	(1,326)
(6,424)

Cash Flows From Investing Activity
(404)
Purchase of office equipment

Cash Flows From Financing Activities
Due to related party	3,567
Issue of common stock	70,350
73,917

Effect Of Exchange Rate Changes On Cash	492

Net Increase In Cash	67,581

Cash, Beginning Of Period	-

Cash, End Of Period	$67,581

Supplemental Disclosures Of Cash Flow

Information

Interest paid	$-

Income taxes paid	$-

The accompanying notes are an integral part of these financial statements

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

STATEMENTOF STOCKHOLDERS’ EQUITY

PERIOD FROM INCEPTION, OCTOBER 25, 2005, TO JULY 31, 2006
(Stated in U.S. Dollars)

	COMMON STOCK			DEFICIT
	NUMBER			ACCUMULATED	ACCUMULATED
	OF		ADDITIONAL	DURING THE	OTHER
	COMMON	PAR	PAID-IN	DEVELOPMENT	COMPREHENSIVE
	SHARES	VALUE	CAPITAL	STAGE	INCOME	TOTAL

Balance, October 25, 2005 (Date of inception)	-	$-	$-	$-	$-	$-

January 26, 2006 – Shares issued for cash at $0.01	2,600,000	2,600	23,400	-	-	26,000

March 26, 2006 – Shares issued for cash at $0.02	1,200,000	1,200	22,800	-	-	24,000

May 19, 2006 – Shares issued for cash at $0.10	203,500	204	20,146	-	-	20,350
	-	-	-		492	492
Foreign currency translation

Fair value of rent and management services donated by Directors (Note 4)	-	-	31,500	-	-	31,500

Net loss for the period	-	-	-	(36,610)	-	(36,610)

Balance July 31, 2006	4,003,500	$4,004	$97,846	$(36,610)	$492	$65,732

The accompanying notes are an integral part of these financial statements

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

1.	OPERATIONS

	a)	Organization

Language Enterprises Corp. was incorporated under the laws of Nevada, U.S.A., on October 25, 2005. The Company’s principal executive offices are in Surrey, British Columbia, Canada. The Company’s intended year end is July 31, 2006.

	b)	Development Stage Activities

The Company was formed to broker the professional translation of documents. The Company markets its services in particular to public companies operating internationally in the resource sectors of oil and gas and mining. The Company is in the development stage and has not yet realized any revenues from its operations. Successful completion of the Company’s development program and its transition, ultimately to the attainment of profitable operations, is dependent upon it generating a significant level of business and obtaining adequate financing to fulfil its development activities.

2.	SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

	a)	Development Stage Company

The Company is a development stage company as defined in the Statement of Financial Accounting Standards No. 7. The Company is devoting substantially all of its present efforts to establish a new business and has only recently commenced operations. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	b)	Cash

For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. At July 31, 2006, the Company had no cash equivalents.

	c)	Office Equipment

Office equipment is recorded at cost and is amortized at rates which will reduce original cost to estimated residual value over the assets’ useful life of three years. Maintenance and repairs that do not extend an assets life are charged to expense as incurred.

	d)	Foreign Currency Translation

The Company’s functional currency is the U.S. dollar. Transactions in foreign currency are translated into U.S. dollars as follows:

		i)	monetary items at the rate prevailing at the balance sheet date;
		ii)	non-monetary items at the historical exchange rate;
		iii)	revenue and expense at the average rate in effect during the applicable accounting period.

	e)	Financial Instruments

The Company’s financial instruments consist of cash, deposits for services and amounts due to related party.

Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	f)	Income Taxes

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 109 – “Accounting for Income Taxes” (SFAS 109). This standard requires the use of the asset and liability approach for accounting and reporting on income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is not more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

	g)	Stock Based Compensation

The Company accounts for stock based employee and director compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25 – “Accounting for Stock Issued to Employees”, and related interpretations, and complies with the disclosure provisions of SFAS No. 123 – “Accounting for Stock Based Compensation”. Stock based compensation arrangements for non-employees are recorded at fair value as the services are provided and the compensation earned.

	h)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash.

	i)	Basic and Diluted Loss Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At July 31, 2006 the Company has no common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	j)	Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

The Company reviews long-lived assets and including identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

	k)	Comprehensive Income (Loss)

The Company has adopted SFAS No. 130 – “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for reporting and displaying comprehensive income (loss) and its components.

	l)	Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results may differ from the estimates.

	m)	New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, could have a material effect on the accompanying financial statements.

3.	OFFICE EQUIPMENT

July 31, 2006

Office equipment	$404
Less: Accumulated amortization	(12)

$392

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

4.	RELATED PARTY TRANSACTIONS

	a)	Due to Related Party

The amount of $3,567 is due to a director of the Company for expenses paid on behalf of the Company, the amount was incurred in the normal course of business and is valued at the exchange amount. This amount was advanced without interest and is due on demand.

	b)	Services Rendered by Related Parties

The fair value of management services of $27,000 and rent of $4,500 contributed by the directors was charged to operations and credited to additional paid in capital during the period.

5.	COMMON STOCK

On January 26, 2006, the Company sold 2,600,000 shares of its common stock at $0.01 per share for cash to the directors, for total consideration of $26,000.

On March 21, 2006, the Company sold 1,200,000 share of its common stock at $0.02 per share for cash for total consideration of $24,000.

On May 19, 2006, the Company sold 203,500 share of its common stock at $0.10 per share for cash for total consideration of $20,350.

6.	INCOME TAXES

	a)	Income Tax Provision

The provision for income taxes differs from the result which would be obtained by applying the statutory income tax rate of 34% to income before income taxes. The difference results from the following items:

Computed expected (benefit of) income taxes	$(12,300)
Increase in valuation allowance	12,300

Income tax provision	$-

LANGUAGE ENTERPRISES CORP.
(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

JULY 31, 2006
(Stated in U.S. Dollars)

6.	INCOME TAXES (Continued)

b)	Significant components of the Company’s deferred income tax assets are as follows:

Deferred income tax assets	$12,300
Valuation allowance	(12,300)

Net deferred tax assets	$-

c)

The Company has incurred operating losses and approximately $36,100 which, if unutilized, will expire in 2026. Future tax benefits, which may arise as a result of these losses, have not been recognized in these consolidated financial statements, and have been offset by a valuation allowance. The following table lists the fiscal year in which the loss was incurred and the expiration date of the operating loss carry forwards:

	INCOME TAX OPERATING
	LOSS CARRY FORWARD
		EXPIRATION
	AMOUNT	DATE

2006	$36,100	2026

Total income tax operating loss carry forward	$36,100

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3) a transaction from which the director derived an improper personal profit; and
(4) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1) such indemnification is expressly required to be made by law;
(2) the proceeding was authorized by our Board of Directors;
(3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the registrant in connection with the securities being registered are as follows:

Securities and Exchange Commission filing fee	$17.80
Accounting fees and expenses	$7,000.00
Legal fees and expenses	$4,000.00
Transfer agent fees and expenses	$1,000.00
Printing expenses	$1,000.00
Miscellaneous expenses	$1,500.00

Total	$14,517.80

All amounts are estimates except the SEC filing fee. The Selling Stockholders will be bearing the cost of their own brokerage fees and commissions and their own legal and accounting fees.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

The Company’s initial issuance was a private placement to the company’s two founders, Jonathan and Naomi Moore, of 2,600,000 shares of our common stock (1,300,000 each), on January 26, 2006. The shares were issued at a price of $0.01 per share for total cash proceeds of $26,000.

We completed a private placement of 1,200,000 shares of our common stock to 13 placees on March 21, 2006. These shares were issued at a price of $0.02 per share for total cash proceeds of $24,000. On May 19, 2006 we completed a private placement of 203,500 shares 25 placees at a price of $0.10 per share for total cash proceeds of $20,350.

All of our private placements were conducted pursuant to Regulation S of the 1933 Act. Each purchaser under our private placements represented to us that the purchaser was a Non-US Person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling stockholders named in this prospectus include all of the purchasers who purchased shares pursuant to these Regulation S offerings.

ITEM 27. EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION

3.1	Articles of Incorporation
3.2	By-Laws
5.1	Opinion and Consent of Bacchus Law Group
10.1	Form of Translator Engagement Agreement
10.2	Translation Services Agreement with Toro Resources Corp.
10.3	Translation Services Agreement with Magnus International Resources, Inc.
10.4	Jonathan Moore Loan Letter
23.1	Consent of Morgan & Company, Chartered Accountants

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Surrey, British Columbia on September 11, 2006.

LANGUAGE ENTERPRISES CORP.

By: /s/ Jonathan Moore
      Jonathan Moore, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE	TITLE	DATE

/s/ Jonathan Moore	President, Treasurer and Director	September 11, 2006
(Principal Executive Officer,
Chief Financial Officer and
Chief Accounting Officer)

/s/ Naomi Moore	Secretary and Director	September 11, 2006